Exhibit 10.5

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of June 30, 2020, by and between ARE-480 ARSENAL STREET, LLC, a Delaware limited liability company (“Landlord”), and ZIKANI THERAPEUTICS, INC., a Delaware corporation (“Tenant”), formerly known as Macrolide Pharmaceuticals, Inc.

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of July 28, 2015, as amended by that certain Side Letter dated as of July 28, 2015, and as further amended by that certain Side Letter of dated as of March 25, 2016 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises containing approximately 12,991 rentable square feet (the “Original Premises”) in that certain building located at 480 Arsenal Street, Watertown, Massachusetts (the “Building”). The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. The Base Term of the Lease is scheduled to expire on November 30, 2020.

C. Landlord and Tenant desire to amend the Lease to, among other things, (a) decrease the size of the Original Premises to approximately 9,385 rentable square feet, as more particularly described on Exhibit A attached hereto (the “Remaining Premises”), and (b) extend the term of the Lease with respect to the Remaining Premises only through February 28, 2024 (the “First Amendment Expiration Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

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Extension of Term. Notwithstanding anything to the contrary contained in the Lease, the Term of the Lease with respect to the Remaining Premises only is hereby extended through the First Amendment Expiration Date. Tenant’s continued occupancy of the Remaining Premises shall be on an “as-is” basis and, except as otherwise expressly set forth in Section 5 below, Landlord shall have no obligation to provide any tenant improvement allowance or make any alterations to the Remaining Premises.

The Term of the Lease with respect to that certain portion of the Original Premises containing approximately 3,606 rentable square feet identified on Exhibit A attached hereto as the “Reduction Premises,” shall expire on November 30, 2020, as provided in the Lease. Tenant shall voluntarily surrender the Reduction Premises on November 30, 2020, in accordance with all surrender requirements contained in the Lease.

2. Premises.

a. Commencing on December 1, 2020, the defined terms “Premises” and “Rentable Area of Premises” on page 1 of the Lease are hereby deleted in their entirety and replaced with the following:

“Premises: That portion of the Building containing approximately 9,385 rentable square feet, as determined by Landlord, as shown on Exhibit A”

“Rentable Area of Premises: 9,385 sq. ft.” Commencing on December 1, 2020, Exhibit A to the Lease shall be amended to delete the Reduction Premises.

b. Prior to December 1, 2020, Landlord shall, at Landlord’s cost, construct a demising wall and related improvements required to fully demise the Remaining Premises from the Reduction Premises (collectively, the “Demising Work”). Tenant acknowledges that Landlord may require access to portions of the Premises in order to perform the Demising Work. Landlord and its contractors and agents shall have the right, upon at least twenty four (24) hours’ prior notice to enter the Premises to perform the Demising Work and Tenant shall cooperate with Landlord in connection with the same. Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises in connection with Landlord’s performance of the Demising Work. Tenant acknowledges that Landlord’s performance of the Demising Work may adversely affect Tenant’s use and occupancy of the Premises. Tenant waives all claims for rent abatement in connection with the Demising Work.

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c. For the period of thirty (30) consecutive days after Landlord’s completion of the Demising Work, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems demised as part of the Demising Work, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost. Notwithstanding anything to the contrary contained herein, the foregoing shall not limit any obligation of Landlord under Section 13 of the Lease.

3. Base Rent.

a. Tenant shall continue to pay Base Rent as provided under the Lease with respect to the entire Premises through November 30, 2020. Commencing on December 1, 2020, Tenant shall pay Base Rent in the amount of $70.00 per rentable square foot per year with respect to the Remaining Premises. Base Rent shall increase on December 1, 2021, and on each subsequent December 1st through the First Amendment Expiration Date (each, a “First Amendment Adjustment Date”) by multiplying the Base Rent payable immediately before such First Amendment Adjustment Date by 3% and adding the resulting amount to the Base Rent payable immediately before such First Amendment Adjustment Date.

b. So long as Tenant is not then in default under the Lease (beyond applicable notice and cure periods), Base Rent shall be abated for the period commencing on December 1, 2020, through February 28, 2021 (the “Abatement Period”). Tenant shall begin paying full Base Rent with respect to the Remaining Premises on March 1, 2021.

4. Operating Expenses.

a.	Commencing on December 1, 2020, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is hereby deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 6.67%”

b. Commencing on December 1, 2020, the portion of the second paragraph of Section 5 of the Lease commencing with “The term “Operating Expenses” and ending with “excluding only:” is hereby deleted in its entirety and replaced with the following:

“The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Project including, without duplication, (u) Taxes (as defined in
Section 9), (w) the cost of any amenities available at any time and from time to time at the Project including, without limitation, any common amenities which Landlord may construct in the Reduction Premises, (w) the Project Amenities Share of the AOTC Amenities Operating Expenses (as such terms are defined in Section 4(b) below), (x) transportation costs (including Shuttle Service Costs (as defined in Section 8 below)), (y) capital repairs, replacements and improvements amortized over the lesser of 10 years or the useful life of such capital items (except for capital repairs, replacements and improvements to the roof, which shall be amortized over 15 years), adjusted to reflect Building operations 24 hours per day, 7 days per week and 365 days per year (provided that those Operating Expenses incurred or accrued by Landlord with respect to any capital repairs, replacements or improvements which are for the intended purpose of promoting sustainability (for example, without limitation, by reducing energy usage at the Project) (a “Capital Sustainability Expenditure”) may be amortized over a shorter period, at Landlord’s discretion, to the extent the cost of a Capital Sustainability Expenditure is offset by a reduction in Operating Expenses), and (z) the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of 3.0% of Base Rent (provided that during the Abatement Period, Tenant shall nonetheless be required to pay administration rent that Tenant would have been required to pay in the absence of the Abatement Period), excluding only:” For the avoidance of doubt, the itemized exclusions to the term “Operating Expenses” in such Section 5 shall remain in full force and effect.

c. As used herein, “AOTC Amenities Operating Expenses” shall mean all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year with respect to the AOTC Amenities (including, without limitation, subsidies which AOTC Landlord or its affiliates may provide in connection with the AOTC Amenities). The “Project Amenities Share” shall mean the Project’s share of the AOTC Amenities Operating Expenses, which shall be allocated as reasonably determined by the AOTC Landlord between and among the AOTC Project, the Project and any other projects owned or operated by ARE Parties (as defined in Section 7 below) leased in whole or in part to Users (as defined in Section 7 below) granted the right under their respective leases (or other applicable occupancy agreement(s)) to all or portion of the AOTC Amenities. In no event shall Tenant’s Project Amenities Share include any costs or expenses for any portion of the AOTC Amenities which Tenant does not have a right to use.

5.

Improvements Allowance. Landlord shall make available to Tenant a tenant improvement allowance of up to $10.00 per rentable square foot of the Remaining Premises (the “Improvement Allowance”) for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord to the Premises (the “Premises Improvements”), which Premises Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord

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and Tenant. The Improvement Allowance shall be available only for the design and construction of the Premises Improvements. The Improvement Allowance may not be used to purchase any furniture, personal property or other non-Building System materials or equipment. Tenant acknowledges that upon the expiration or earlier termination of the Term of the Lease, the Premises Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Improvement Allowance, Tenant shall be solely responsible for all of the costs of the Premises Improvements. The Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. The contractor for the Premises Improvements shall be selected and engaged by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the Premises Improvements, Landlord shall reimburse Tenant for the cost of the Premises Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily and reasonably obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Premises Improvements (and prior to any final disbursement of the Improvement Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Premises Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans, if available, for Premises Improvements. Notwithstanding the foregoing, if the cost of the Premises Improvements exceeds the Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Improvement Allowance. The Improvement Allowance shall only be available for use by Tenant for the construction of the Premises Improvements from the date of this First Amendment through November 30, 2021 (the “Outside Allowance Date”). Any portion of the Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Allowance Date shall be forfeited and shall not be available for use by Tenant.

6.	Parking. Commencing on December 1, 2020, the number of parking spaces, which Tenant is entitled to use subject to the terms of Section 10 of the Lease, shall be reduced to [25] parking spaces.

If a transportation demand management plan (“TDMP”) setting forth requirements relating to parking and transportation demand management is implemented with respect to the Project at any time during the Term, Tenant shall comply with such TDMP.

7. Submarket Amenities.

a. Generally. Subject to the provisions of this Section 7, ARE-MA Region No. 75, LLC, a Delaware limited liability company (“AOTC Landlord”), an affiliate of Landlord, may construct certain common amenities at the property owned by AOTC Landlord commonly known as Arsenal on the Charles (the “AOTC Project”), which may including shared conferencing facilities (“Shared Conference Facilities”), a fitness center and/or a restaurant (collectively, the “AOTC Amenities”) for non-exclusive use by tenants of (i) the AOTC Project, (ii) tenants of the Project, (iii) other affiliates of Landlord, AOTC Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), and (iv) any other parties permitted by AOTC Landlord (collectively, “Users”). Landlord, AOTC Landlord, ARE, and all affiliates of Landlord, AOTC Landlord and ARE may be referred to collectively herein as the “ARE Parties.” Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that AOTC Landlord shall have the right, at the sole discretion of AOTC Landlord, to construct any AOTC Amenities desired by AOTC Landlord at the AOTC Project but not make all or a portion of such AOTC Amenities available for use by some or all currently contemplated Users. AOTC Landlord shall have the sole right to determine all matters related to the AOTC Amenities including, without limitation, relating to the type, design and construction thereof. Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the development of any of the AOTC Amenities and that Tenant is not entering into this First Amendment relying on the construction and completion of the AOTC Amenities or with an expectation that the AOTC Amenities will ever be constructed and/or made available to Tenant.

b. License. Commencing on the date that all or a portion of the AOTC Amenities are made available for use by Users (the “Amenities Commencement Date”), and so long as the AOTC Project and the Project continue to be owned by affiliates of ARE, Tenant shall have the non-exclusive right to the use of the available AOTC Amenities in common with other Users pursuant to the terms of this Section 7. To the extent that the AOTC Amenities include a fitness center, fitness center passes shall be issued to Tenant for all full time employees of Tenant employed at the Premises.

c. Shared Conference Facilities. Use by Tenant of the Shared Conference Facilities shall be in common with other users with scheduling procedures reasonably determined by AOTC Landlord or AOTC Landlord’s then designated event operator

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(“Conferencing Operator”). Tenant’s use of the Shared Conference Facilities shall be subject to the payment by Tenant of a fee equal to the quoted rates for the usage of the Shared Conference Facilities in effect at the time of Tenant’s scheduling.

d. Rules and Regulations. Tenant shall be solely responsible for paying the cost of any and all ancillary services (e.g., audio visual equipment) provided to Tenant, and the cost of any and all goods and services provided to Tenant by any food services operators and/or any third party vendors at the AOTC Project. Tenant shall use the AOTC Amenities (including, without limitation, the Shared Conference Facilities) in compliance with all applicable Legal Requirements and any rules and regulations imposed by AOTC Landlord or Landlord from time to time and in a manner that will not interfere with the rights of other Users, which rules and regulations shall be enacted and enforced in a non-discriminatory manner and may include, (i) the required use by Users of one or more food and beverage operators designated by AOTC Landlord, (ii) usage of and compliance with reservations systems governing the use of Shared Conference Facilities and other facilities, (iii) the payment of additional costs in connection with the after-hours usage of shared conference rooms and other facilities, and (iv) access card entry requirements. The use of the AOTC Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreements required by AOTC Landlord or the operator of the AOTC Amenities to be executed by all persons wishing to use such AOTC Amenities. Neither the AOTC Landlord nor Landlord (nor, if applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the AOTC Amenities. Tenant shall not make any alterations, additions, or improvements of any kind to the Shared Conference Facilities, the AOTC Amenities or the AOTC Project.

Tenant acknowledges and agrees that the AOTC Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the AOTC Amenities at the AOTC Project and/or to revise, expand or discontinue any of the services (if any) provided in connection with the AOTC Amenities.

e. Waiver of Liability and Indemnification. Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on the AOTC Project. Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the AOTC Amenities and any entry by Tenant and/or any Tenant Parties onto the AOTC Project, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the AOTC Amenities and any entry by Tenant and/or any Tenant Parties onto the AOTC Project. Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to persons relating to, arising out of or in connection with (i) the use of the AOTC Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto the AOTC Project, except to the extent caused by the negligence or willful misconduct of ARE Parties. The provisions of this Section 7(f) shall survive the expiration or earlier termination of the Lease.

f. Insurance. As of the Amenities Commencement Date, Tenant shall cause AOTC Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 17 of the Lease.

8.

Shuttle Services. Landlord and affiliates of Landlord plan to provide shuttle service between the Project and Harvard Square MBTA Red Line Station (the “Shuttle Service”) which would run for 4 hours in the morning and 4 hours in the afternoon; provided, however, that neither Landlord nor any affiliate of Landlord shall be obligated to provide the Shuttle Service (or, once the Shuttle Service has commenced, to continue providing the Shuttle Service for any specific period of time) or to cause the Shuttle Service to follow any specific route, make any specific stops, or adhere to any specific schedule or hours of operation. If Landlord and affiliates of Landlord actually commence operation of the Shuttle Service, (i) Landlord shall give Tenant written notice of the date such operation will commence (“Shuttle Services Commencement Date”) and the planned route, stops, schedule, and hours of operation, (ii) Landlord shall permit Tenant’s employees actually employed at the Project to use the Shuttle Service, and (iii) regardless of whether Tenant’s employees use the Shuttle Services, commencing on the Shuttle Services Commencement Date, through the earlier of the expiration of the Term or the date that Landlord permanently ceases to provide Shuttle Service, Operating Expenses shall include the cost of provision the Shuttle Service (the “Shuttle Service Costs”). Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the commencement or continued availability of the Shuttle Service and that Tenant is not entering into this Lease with an expectation that the Shuttle Service shall commence or continue to be available to Tenant throughout the Term.

Neither Landlord nor any of Landlord’s officers, directors, employees, managers, agents or contractors (collectively, the “Landlord Parties”) shall have any liability to Tenant or any of Tenant’s employees for any matters in connection with the Shuttle Services and Landlord (and the Landlord Parties) shall not be liable for any damages arising from any act, omission or neglect of the Shuttle Service operator. Tenant hereby waives all Claims against Landlord (and the Landlord Parties) for losses or damages resulting from any accident or occurrence arising in connection with the Shuttle Services. This limitation of liability shall survive the expiration or earlier termination of this Lease.

9.	Right to Expand. As of the date of this First Amendment, Section 39 of the Lease is hereby deleted in its entirety and is null and void and of no further force or effect.

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10.	Right to Extend Term. As of the date of this First Amendment, Section 40 of the Lease is hereby deleted in its entirety and is null and void and of no further force or effect.
11.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Cushman & Wakefield and Landmark Real Estate Advisors. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Cushman & Wakefield and Landmark Real Estate Advisors, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

12.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

13. Miscellaneous.

a. This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page]

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Exhibit A

Remaining Premises and Reduction Premises

A-1

Premises
9,385 RSF

Zikani
480 Arsenal Way

UP
Stair 4 UP
Elect. Room
Corridor
Corridor

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